Exhibit 10.7

EXECUTION VERSION

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made as of October 1, 2019 (the “Effective Date”), between Teva Pharmaceuticals USA, Inc., a Delaware corporation (the “Company”), and Carlo de Notaristefani (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties.” Capitalized terms not otherwise defined herein shall have the meaning set forth in that Amended and Restated Employment Agreement dated as of February 7, 2018, between the Company and the Executive (the “Employment Agreement”).

1. Notice and Separation. The Parties hereto agree and acknowledge that the Executive employment with the Company shall terminate on June 30, 2020 (the “Termination Date”). For the avoidance of doubt, the period between the date of the Agreement and the Termination Date shall include the Notice Period pursuant to the Employment Agreement.

2. The Executive hereby agrees to resign all of the Executive’s positions (whether as an officer, director or any other position) that he holds with the Company Group, effective as of October 1, 2019, and the Executive will execute such additional documents as reasonably requested by the Company to evidence the foregoing. The Parties further agree that through the Termination Date, the Executive shall provide assistance and support to the new Executive Vice President, Global Operations of the Teva Group to ensure a smooth transition and to perform any other duties assigned to him by the Chief Executive Officer of the Company Group.

3. 2019 Annual Cash Bonus. Subject to the discretion of the Compensation Committee, the TPI Board, the Compensation Policy and the terms of the 2019 Annual Cash Bonus Plan, the Executive shall be eligible to be considered for payment of the annual Cash Bonus for 2019. For the avoidance of doubt, Executive not be eligible to participate in the Company Group’s 2020 Annual Cash Bonus Plan.

4. Severance. Subject to the terms and conditions of this Agreement, the Company agrees to pay to the Executive:

(a) all accrued but unpaid Base Salary through the Termination Date (which shall be paid on the first ordinary payroll date following the Termination Date), (ii) any unpaid or unreimbursed reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company in accordance with Company policy to the extent incurred prior to the Termination Date (which shall be paid following Executive submission of such receipts evidencing such expenses in accordance with the Company’s expense reimbursement policies), (iii) any other amounts required to be paid pursuant to applicable law, if any, and (iv) accrued and/or vested benefits under any plan or agreement covering the Executive which shall be paid in accordance with, and governed by, the terms of such plan or agreement;

(b) a lump sum cash payment in an amount equal to $836,400, which is equal to twelve (12) months of the Executive’s Base Salary as of the Termination Date, which shall be paid on the next regular payroll date immediately following the sixtieth (60th) day after the Termination Date;

(c) an amount equal to $836,400, which is equal to twelve (12) months of the Executive’s Base Salary as of the Termination Date in consideration for the Executive’s compliance with the Restrictive Covenants set forth in Section 9 of the Employment Agreement, which will be paid in substantially equal installments in accordance with the payroll practices of the Company during the twelve (12) month period commencing on the Termination Date;

(d) a lump sum cash payment of $42,313, which shall be paid on the next regular payroll date immediately following the sixtieth (60th) day after the Termination Date, in consideration of the Company obligations pursuant to Section 7(d)(v) of the Employment Agreement (the amounts described in Sections 3(b), 3(c) and 3(d), collectively, the “Severance Payments”); and

(e) all outstanding equity-based compensation awards granted to the Executive under the Long-Term Equity-Based Incentive Plan (the “Equity Plan”) of TPI (as defined in the Employment Agreement) shall continue to vest and remain exercisable (to the extent applicable) following the Termination Date as if Executive had remained employed by the Company, in accordance with the terms and conditions of the applicable Equity Plan and the individual award agreements evidencing such grants (including, for the avoidance of doubt, any performance vesting conditions and any original stated expiration date of options) (the “Equity Benefits”).

The Company’s obligation to pay the Executive the Severance Payments and provide the Equity Benefits shall be subject to the Executive’s execution and non-revocation of the Release of Claims attached as Exhibit A to the Employment Agreement within sixty (60) days following the Termination Date (the date on which the Release of Claims becomes non-revocable, the “Release Effective Date”) and the Executive’s continued compliance with the Restrictive Covenants (as defined below).

Further, to the extent that any portion of the Severance Payments constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and all applicable regulations and guidance thereunder (“Section 409A”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of the Executive’s termination of employment hereunder, but for the condition that the Executive execute the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day (subject to any additional delay as may be required under Section 7(a) of this Agreement), after which any remaining Severance Payments shall thereafter be provided to the Executive according to the applicable schedule set forth herein.

5. Restrictive Covenants.

(a) The Executive hereby acknowledges and agrees that Section 9 of the Employment Agreement contain certain restrictive covenants and related provisions (the “Restrictive Covenants”), all of which will remain in full force and effect following the Termination Date in accordance with their terms.

(b) The executive hereby acknowledge and agrees that until the Termination Date and at all times thereafter, he shall cooperate with the Company and its attorneys in connection with any matter related to the period he was employed by Teva USA and/or his services to other members of the Teva Group, including but not limited to any threatened, pending, and/or subsequent litigation, government investigation, or other formal inquiry against ant member of the Teva Group, and shall make himself available upon notice to prepare for and appear at deposition, hearing, arbitration, mediation, or trial in connection with any such matters. Such cooperation will include willingness to be interviewed by representatives of the Company and to participate in legal proceedings by deposition or testimony.

(c) Notwithstanding any provision herein to the contrary, and without derogating from any other remedy available to the Company pursuant to applicable law, in the event that the Executive breaches any of the Restrictive Covenants, (i) payment or provision of the Severance Payments shall immediately cease (without prejudice to any other remedies available to the Company hereunder and/or pursuant to applicable law), (ii) the Company will have no further obligations to the Executive with respect to payment or provision of the Severance Payments and (iii) the Executive must promptly repay to the Company any Severance Payments and benefits set forth in Sections 3(b), 3(c) and 3(d) hereof paid or provided to the Executive prior to the date of such breach.

(d) The Executive understands that nothing in this Agreement or the Restrictive Covenants limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (collectively, the “Government Agencies”). The Executive further understands that neither this Agreement nor the Restrictive Covenants limits the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Neither this Agreement nor the Restrictive Covenants limits the Executive’s right to receive an award for information provided to any Government Agencies.

6. Additional Section 409A Provisions. All payments and benefits under this Agreement shall be made and provided in a manner that is intended to comply with Section 409A, to the extent applicable. Notwithstanding any provision in this Agreement to the contrary:

(a) The payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A) upon a termination of employment shall be delayed until such time as the Executive has also undergone a “separation from service” as defined in U.S. Treasury Regulation Section 1.409A-1(h), at which time such “nonqualified deferred compensation” (calculated as of the Termination Date) shall be paid (or commence to be paid) to the Executive on the schedule set forth in this Agreement as if the Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.” Any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of the Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”) in the event that the Executive is deemed at the time of his “separation from service” to be a “specified employee” (in each case, within the meaning of Section 409A) and if such delay is otherwise required to avoid additional tax under Section 409A(a)(2) of the Code. In such event, on the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single lump sum cash payment, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes “nonqualified deferred compensation” (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period during which the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall the Company or any of its affiliates be liable for (i) any additional tax, interest or penalties that may be imposed on the Executive as a result of Section 409A or (ii) any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A).

7. Entire Agreement.

(a) Except as otherwise expressly provided herein, this Agreement and the Employment Agreement (including but not limited to Section 24 of the Employment Agreement) constitute the entire agreement between the Executive and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company, any member of the Teva Group and any of the Company’s principal shareholders, affiliates or subsidiaries.

(b) Notwithstanding the foregoing, each of the following will remain in full force and effect in accordance with their existing terms and will be unaffected by this Agreement: (i) any confidentiality, invention assignment, or similar agreement or arrangement to which the Executive is a party with any member of the Teva Group, which obligations shall remain in force and effect, (ii) the Indemnification and Release, dated as August 1, 2012.

(c) In addition, this Agreement shall not derogate from the TPI Board of Director’s General Discretion and Clawback powers pursuant to TPI Compensation Policy and all restrictions set forth in the Compensation Policy (as defined in the Employment Agreement) shall remain in full force and effect through the Termination Date, and following the Termination Date shall remain in effect only to the extent applicable to terminated employees.

(d) This Agreement will bind the heirs, personal representatives, successors and assigns of the Executive and the Company, and inure to the benefit of the Executive and the Company, and each of the Executive’s respective heirs, successors and assigns, provided that the Executive may not assign his rights or obligations hereunder. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company. This Agreement and the obligations of the Parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware (without reference to conflict of laws principles).

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the latest date set forth below.

TEVA PHARMACEUTICALS USA, INC.

By:	/s/ Deborah A. Griffin
Name:	Deborah A. Griffin
Title:	SVP & Chief Accounting Officer
Date:	November 4, 2019

By:	/s/ Brian E. Shanahan
Name:	Brian E. Shanahan
Title:	Secretary
Date:	November 4, 2019

EXECUTIVE

/s/ Carlo De Notaristefani
Carlo De Notaristefani
Date: October 31, 2019

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